                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of Kindred Healthcare, Inc. (formerly Vencor, Inc.) on Form S-8 pertaining to the Vencor 2000 Stock Option Plan and the Vencor Restricted Share Plan of our report dated April 13, 1999, with respect to the December 31, 1998 Balance Sheets and Statements of Operations, Shareholders' Equity and Cash Flows for the year ended December 31, 1998 and corresponding financial statement schedule of Vencor, Inc., included in Vencor, Inc.'s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 20, 2001.


/s/ Ernst & Young LLP

Louisville, KY
April 26, 2001